FOR IMMEDIATE RELEASE	Exhibit 99.1

SONICWALL ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS

SUNNYVALE, CALIF. – October 8, 2004 – SonicWALL (NASDAQ: SNWL), a leading provider of integrated Internet security, productivity and mobility solutions, today announced preliminary results for its fiscal third quarter ended September 30, 2004 that are lower than the Company’s previously announced guidance. Third quarter results are preliminary and are subject to the completion of customary quarterly closing and review procedures by the Company’s management and independent auditors.

Total revenues are expected to be in the range of $30.0 million to $31.0 million compared to $24.1 million in the same quarter last year. GAAP earnings per share are expected to be in the range of ($0.03) to $(0.01). Non-GAAP earnings per share are expected to be in the range of break even to $0.01. Non-GAAP earnings per share exclude amortization of purchased technology in cost of goods sold, amortization of intangible assets in operating expenses, restructuring charges, and stock-based compensation expense.

Based on these preliminary results, SonicWALL is also setting new revenue guidance for fiscal year 2004 of between $127 million and $130 million.

“We are disappointed in the results. Although our end-user product registration and our deferred revenue continued to increase quarter over quarter in Q3, preliminary data indicate that our entry-level product sales fell below our expectations,” said Matt Medeiros, president and CEO. “We will be providing more details on the quarter in our upcoming conference call.”

SonicWALL will release its third quarter results on Oct. 27 at 5 p.m. EDT (2 p.m. PDT). To listen to the live web cast, go to SonicWALL’s investor relations web page: http://www.sonicwall.com/company/webcast.html. Following the live web cast, an archived version of the web cast will be available on SonicWALL’s investor relations web page.

About SonicWALL, Inc.

SonicWALL, Inc. is a leading provider of integrated network security, mobility, and productivity solutions for the SMB, enterprise, e-commerce, education, healthcare, retail/point-of-sale, and government markets. Core technologies include firewall, VPN, wireless, intrusion detection and prevention, SSL, anti-virus, and content filtering, along with award-winning security management solutions. Together, these products and technologies provide the most comprehensive distributed enforcement architecture available. SonicWALL, Inc. is headquartered in Sunnyvale, CA. SonicWALL trades on the NASDAQ exchange under the symbol SNWL. For more information, contact SonicWALL at +1 (408) 745-9600 or visit the company web site at http://www.sonicwall.com/.

For Additional Information Contact:

Denise Franklin

SonicWALL, Inc.

+1 (408) 752-7907

dfranklin@sonicwall.com

Safe Harbor Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include but are not limited to statements regarding preliminary expectations for revenue, pro forma earnings per share and GAAP earnings per share for the third quarter of fiscal year 2004 and revised revenue guidance for entire fiscal year 2004. In addition, please see the “Risk Factors” described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2003 and Form 10-Q for subsequent periods, for a more detailed description of the risks facing our business. All forward-looking statements included in this release are based upon information available to SonicWALL as of the date of the release, and we assume no obligation to update any such forward-looking statement.

NOTE: SonicWALL is a registered trademark of SonicWALL, Inc. Other product and company names mentioned herein may be trademarks and/or registered trademarks of their respective companies.